Exhibit 99.1

Achieve Announces Expansion of Partnership with the University of

Bristol for Next Generation Cytisine-Based Therapies to Include Exclusive

Rights for Cytisine Development Across Multiple Therapeutic Categories

BOTHELL, Washington and VANCOUVER, British Columbia, January 24, 2018 — Achieve Life Sciences, Inc. (Nasdaq: ACHV), a clinical-stage pharmaceutical company committed to the global development and commercialization of cytisine for smoking cessation, today announced an amendment to their Technology Licence Agreement with the University of Bristol, United Kingdom. Achieve has been granted exclusive rights for all human medicinal uses of cytisine derivatives created under the License Agreement across all therapeutic categories. Under the amended collaboration agreement, studies will be conducted to generate and evaluate semi-synthetic cytisine derivatives for potential use in multiple indications across addiction and neurological disorders.

Achieve entered into a strategic collaboration in June 2017 with the University of Bristol to license certain patent and technology rights to explore next-generation cytisine-based therapies specifically related to smoking cessation.

Cytisine is a plant-based alkaloid with a high binding affinity to the nicotinic acetylcholine receptor. It is an established smoking cessation treatment that has been approved and marketed in Central and Eastern Europe for more than 20 years.

“Our immediate focus is to execute the cytisine smoking cessation development plan in U.S. but we must also be forward-thinking about our product lifecycle and pipeline,” said Rick Stewart, Chairman and CEO of Achieve Life Sciences. “Partnerships with key academic institutions, such as the University of Bristol, allow us to explore additional ways in which we can improve cytisine and evaluate its role in the treatment of other addictions and neurodegenerative diseases.”

Professor Tim Gallagher, PhD, Dean of the Faculty of Science and Professor of Organic Chemistry at the University of Bristol added, “Through our research, we will create novel cytisine derivatives and identify additional therapeutic applications for cytisine, which have been shown to target key cellular receptors implicated in a number of serious disorders. Our research is well under way and we expect to publish initial data in the near future.”

About Achieve and Cytisine

Achieve’s focus is to address the global smoking health epidemic through the development and commercialization of cytisine. Tobacco use is currently the leading cause of preventable death and is responsible for nearly six million deaths annually worldwide [1]. It is estimated that 28.6% of all cancer deaths in the U.S. are attributable to cigarette smoking [2].

Two prior, large-scale Phase 3 clinical studies of cytisine, with favorable outcomes, have been successfully completed in over 2,000 patients. The TASC trial was a 740 patient, double-blind, placebo controlled trial conceived by Professor Robert West at University College London and funded by the U.K. National Prevention Research Initiative. The

CASCAID trial was a 1,310 patient, single-blind, non-inferiority trial comparing cytisine to nicotine replacement therapy (NRT). The CASCAID trial was conceived by Dr. Natalie Walker, National Institute for Health Innovation, University of Auckland and funded by the Health Research Council of New Zealand. Both trials were published in the New England Journal of Medicine.

About The University of Bristol

The University of Bristol is ranked within the top 50 universities in the world (QS World University Rankings 2018); it is also ranked among the top five institutions in the UK for its research, according to new analysis of the Research Excellence Framework (REF) 2014; and is the 3rd most targeted university by top UK employers.

The University was founded in 1876 and was granted its Royal Charter in 1909. It was the first university in England to admit women on the same basis as men.

The University is a major force in the economic, social and cultural life of Bristol and the region, but is also a significant player on the world stage. It has over 16,000 undergraduates and nearly 6,000 postgraduate students from more than 100 countries, and its research links span the globe.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the timing of clinical development of cytisine, the market size for cytisine and the potential benefits of cytisine. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Achieve may not actually achieve its plans or product development goals in a timely manner, if at all, or otherwise carry out its intentions or meet its expectations or projections disclosed in these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the risk that cytisine may not demonstrate the hypothesized or expected benefits; the risk that Achieve may not be able to obtain additional financing to fund the development of cytisine; the risk that cytisine will not receive regulatory approval or be successfully commercialized; the risk that new developments in the smoking cessation landscape require changes in business strategy or clinical development plans; the risk that Achieve’s intellectual property may not be adequately protected; general business and economic conditions; and the other factors described in the risk factors set forth in Achieve’s filings with the Securities and Exchange Commission from time to time, including the final Proxy Statement/Prospectus/Information Statement filed pursuant to Rule 424(b)(3) in connection with Achieve’s recent merger, and Achieve’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Achieve undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Achieve Contact

Jason Wong

jwong@bplifescience.com

(415) 375-3340 ext. 4

[1] World Health Organization. WHO Report on the Global Tobacco Epidemic, 2011, Geneva: World Health Organization, 2011.

[2] Annals of Epidemiology, Volume 25, Issue 3, 179-182.e1